Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Scott M. Boruff

Miller Energy Resources

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com

Miller Energy Resources Closes Deal on East Tennessee Consultants which owns and/or operates 377 Wells and approximately 5,000 Shale Acres

HUNTSVILLE, TN- June 24, 2009- Miller Petroleum, Inc., dba Miller Energy Resources, (OTCBB: MILL) announced today that it has completed the acquisition of 100% of the stock of East Tennessee Consultants, Inc. and related company East Tennessee Consultants II, LLC (collectively “ETC”)which includes 377 natural gas and oil wells and approximately 5,000 leased acres located on Tennessee’s prolific Chattanooga Shale. As consideration, Miller Energy Resources issued the three principals of ETC an aggregate of 1 million shares of common stock valued at $250,000. These principals will continue with ETC for a minimum of three years after the acquisition so as to provide continuity in its operations.

Miller CEO Scott M. Boruff commented that, “This is an exciting time at Miller Energy Resources. With our second acquisition this month we have again doubled our oil and natural gas production while continuing to bolster our Chattanooga Shale lease acreage holdings.” Earlier this year, Miller Energy Resources announced a $20 million acquisition, re-completion, drilling and development program that will be utilized to enhance and develop the assets and operations of ETC, as well as recently acquired KY-Tenn Oil, Inc.(KTO).

Boruff added, “This adds to Miller’s large lease position in the middle of Tennessee’s prolific Chattanooga Shale. Initial analysis has indicated that the acreage could yield over 125 new well locations. Our plan for folding the operations of ETC and KTO into Miller are ahead of schedule and we can now shift our focus to the many other acquisitions that are presently under evaluation.”

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Energy Resources believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its business and other factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Miller Energy Resources does not assume a duty to update these forward-looking statements.